Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2014 with respect to the financial statements, schedule and internal control over financial reporting included in the Annual Report of Novavax, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Novavax, Inc. on Form S-8.

/s/Grant Thornton LLP

McLean, Virginia

August 13, 2014